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                                                                    EXHIBIT 99.1


                        SYNTEL REPORTS FOURTH QUARTER AND
                        FULL YEAR 2004 FINANCIAL RESULTS

Highlights:

- Revenue for Q4 was $49.0M and FY2004 was $186.6M
- Gross margin for the Q4 and FY2004 was 43.3% and 42.6% respectively
- EPS for Q4 and FY2004 was $0.26 and $1.01 per diluted share, respectively
- Year end global headcount crosses 4,500 mark
- 2004 ending cash balance & short term investments of $168.04M


TROY, Mich.-- Feb. 23, 2005--Syntel, Inc. (NASDAQ: SYNT), a global information technology services firm, today announced its financial results for the fourth quarter and full year ended December 31, 2004.

FOURTH QUARTER 2004 FINANCIAL HIGHLIGHTS

Syntel's total revenue for the fourth quarter increased three percent to $49.0 million, compared to $47.4 million in the prior-year period and five percent sequentially from $46.6 million in the third quarter of 2004. Net income for the fourth quarter was $10.4 million or $0.26 per diluted share, compared to $10.9 million or $0.27 per diluted share in the prior-year period, and $11.9 million or $0.29 per diluted share in the third quarter of 2004. The company's gross margin was 43.3 percent in the fourth quarter of 2004, compared to 43.6 percent in the prior-year period and 42.0 percent in the third quarter of 2004. Syntel's income from operations was 21.9 percent in the fourth quarter, compared to 27.5 percent in the prior-year period and 23.0 percent in the third quarter of 2004.

Selling, General and Administrative (SG&A) expenses were 21.4 percent in the fourth quarter of 2004, compared to 16.1 percent in the prior-year period and
19.0 percent in the third quarter of 2004.

During the fourth quarter, Syntel's core Applications Outsourcing business accounted for 78 percent of total revenue. E-Business contributed 13 percent of revenue, with TeamSourcing at 8 percent and Business Process Outsourcing (BPO) at 1 percent. During the fourth quarter, Syntel added five new corporate clients, started 72 new engagements, and three new "Hunting Licenses" or preferred partnership agreements, ending 2004 with 63 in total.

FULL YEAR 2004 FINANCIAL HIGHLIGHTS

Revenue for 2004 increased to $186.6 million, up four percent from $179.5 million in 2003. Net income for the full year increased to $41.0 million, or $1.01 per diluted share compared to $40.3 million or $0.99 per diluted share in 2003. Gross margins were 42.6 percent for the year. Syntel's global headcount grew 17 percent in 2004 to 4,527, compared to 3,861 at the end of 2003. The Company finished the year with cash and short-term investments of $168.04 million, an increase of over $31.2 million from the close of 2003.

OPERATIONAL HIGHLIGHTS

"While we continue to focus on accelerating our revenue momentum, we are encouraged that we



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achieved our highest quarterly and annual revenue performance in Syntel's
25-year-history during the fourth quarter and full year 2004," said Bharat Desai, Syntel Chairman and CEO. "Our clients continued to select Syntel as their strategic IT partner based on our demonstrated ability to deliver increased business value, respond rapidly to their needs, and our mature Global Delivery Model. Market demand for global IT services remains strong and we believe that Syntel is well positioned to expand our customer base in 2005."

"In 2004, Syntel made significant investments in our business while maintaining solid financial performance," said Keshav Murugesh, Syntel Chief Operating Officer. "We focused on expanding our sales and marketing organization, breadth and depth of service offerings and the expansion and enhancement of our infrastructure in India. In fact, Syntel added 75,000-square-feet of new facility space and more than 800 seats by January 2005."

2005 OUTLOOK


Based on current visibility, the Company anticipates 2005 revenue guidance in the range of $198-$210 million and EPS of $0.92-$1.01.


STOCK OPTIONS


The Company is evaluating the timing and effects of adopting Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which affects accounting for stock options and other forms of stock-based compensation. This revised statement was issued in December 2004 and is effective July 1, 2005. The Company's guidance for 2005 does not reflect the effect of applying the new accounting rules.


SYNTEL TO HOST CONFERENCE CALL


Syntel will discuss its fourth quarter performance today on a conference call at 10:00 a.m. (Eastern). To listen to the call, please dial (888) 689-9220. The call will also be broadcast live via the Internet at Syntel's web site: www.syntelinc.com under the "Investor Relations" section. Please go to the web site at least 15 minutes prior to call start time to register and download any necessary audio software. A replay will be available by dialing (800) 642-1687 and entering "3339216" from 1:00 p.m. on February 23, 2005 until midnight on March 2, 2005. International callers may dial (706) 645-9291 and enter the same passcode.


ABOUT SYNTEL
Syntel (NASDAQ: SYNT) is a leading global provider of custom outsourcing solutions in a broad spectrum of information technology and information technology-enabled services. The Company's vertical practices support the entire Design-Build-Operate-Optimize lifecycle of systems and processes for corporations in the Financial Services, Insurance, Retail, Health Care and Automotive industries. The first US-based firm to launch a Global Delivery Service to drive speed-to-market and quality advantages for its customers, Syntel now leverages this efficient model for the majority of its Global 2000 customers. Recently named one of Forbes Magazine's "Best 200 Small Companies in America," Syntel has more than 4,500 employees worldwide, is assessed at Level 5 of the SEI's CMM, BS 7799-2:2002 as well as ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

SAFE HARBOR PROVISION
This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company's Annual Form 10-K document dated March 12, 2004. Factors that could cause results to differ materially from those set forth above


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include general trends and developments in the information technology industry, which is subject to rapid technological changes, and the Company's concentration of sales in a relatively small number of large customers, as well as intense competition in the information technology industry, which the Company believes will increase.


Balance Sheet and Income Statement to follow.

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                          SYNTEL, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                  DECEMBER, 31         DECEMBER 31,
                                                                                     2004                  2003
                                                                                  ------------         ------------
                                     ASSETS

Current assets:
     Cash and cash equivalents                                                    $    109,142         $    102,854
     Short term investments                                                             58,899               33,982
     Accounts receivable, net of allowances of $1,213 and $809 at
     December 31, 2004 and December 31, 2003, respectively                              28,790               25,197
     Revenue earned in excess of billings                                                4,390                6,324
     Deferred income taxes and other current assets                                      5,891                5,642
                                                                                  ------------         ------------

          Total current assets                                                         207,112              173,999

Property and equipment                                                                  37,754               25,617
     Less accumulated depreciation                                                      21,290               18,502
                                                                                  ------------         ------------

          Property and equipment, net                                                   16,464                7,115

Goodwill                                                                                   906                  906

Deferred income taxes and other noncurrent assets                                        2,486                3,178
                                                                                  ------------         ------------

                                                                                  $    226,968         $    185,198
                                                                                  ============         ============

                                   LIABILITIES

Current liabilities:
     Accrued payroll and related costs                                            $     13,963         $     11,851
     Income taxes payable                                                                6,290                6,507
     Accounts payable and other current liabilities                                     10,842                9,255
     Deferred revenue                                                                    5,231                4,179

                                                                                  ------------         ------------
          Total liabilities                                                             36,326               31,792

                              SHAREHOLDERS' EQUITY


Total shareholders' equity                                                             190,642              153,406
                                                                                  ------------         ------------

Total liabilities and shareholders' equity                                        $    226,968         $    185,198
                                                                                  ============         ============



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                          SYNTEL, INC. AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     ( IN THOUSANDS, EXCEPT PER SHARE DATA )



                                                                              3 MONTHS                    12 MONTHS
                                                                          ENDED DECEMBER 31           ENDED DECEMBER 31
                                                                       -----------------------     -----------------------
                                                                          2004          2003          2004          2003
                                                                       ---------     ---------     ---------     ---------
Net revenues                                                           $  49,036     $  47,409     $ 186,573     $ 179,507
Cost of revenues                                                          27,787        26,725       107,120       101,699
                                                                       ---------     ---------     ---------     ---------
Gross profit                                                              21,249        20,684        79,453        77,808
Selling, general and administrative expenses                              10,488         7,627        36,999        28,278
Reduction in reserve requirements applicable to Metier transaction             0             0             0          (882)
                                                                       ---------     ---------     ---------     ---------
Income from operations                                                    10,761        13,057        42,454        50,412

Other income, principally interest                                         1,667         1,076         3,773         3,168
                                                                       ---------     ---------     ---------     ---------

Income before income taxes                                                12,428        14,133        46,227        53,580

Provision for / (benefit from) income taxes                                2,074         3,190         5,253        13,242
                                                                       ---------     ---------     ---------     ---------

Income before income / (loss) from equity investment                      10,354        10,943        40,974        40,338

Income / (loss) from equity investment                                         0             0             0           (34)
                                                                       ---------     ---------     ---------     ---------

Net income                                                             $  10,354     $  10,943     $  40,974     $  40,304
                                                                       =========     =========     =========     =========

Dividend Per Share :                                                   $    0.06     $    0.06     $    0.24     $    1.37

EARNINGS PER SHARE :
      Basic                                                            $    0.26     $    0.27     $    1.02     $    1.02
      Diluted                                                          $    0.26     $    0.27     $    1.01     $    0.99

      WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :

      Basic                                                               40,248        40,000        40,216        39,609

      Diluted                                                             40,416        41,081        40,469        40,797
